Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 12, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of AFC Enterprises, Inc. and subsidiaries on Form 10-K for the year ended December 30, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Forms S-8 (File No. 56444, effective March 2, 2001, File No. 333-98867, effective August 28, 2002, and File No. 333-137087, effective September 1, 2006) and on Form S-3 (File No. 333-86914).

/s/ GRANT THORNTON LLP

Atlanta, Georgia
March 12, 2008